Exhibit 99.1

NEWS RELEASE

MURPHY OIL CORPORATION ANNOUNCES 35 PERCENT
CAPITAL EXPENDITURE REDUCTION FOR 2020

Maintains Commitment to Dividend

EL DORADO, Arkansas, March 12, 2020 – Murphy Oil Corporation (NYSE: MUR) announced today that it has revised its capital spending plans for 2020 given current market conditions and recent commodity price volatility.

Murphy’s revised 2020 budget is approximately $950 million. The reduction of approximately $500 million equates to a nearly 35 percent revision from the midpoint of the previously announced corporate budget of $1.4 billion to $1.5 billion. Murphy will release further details of its revised plan on a later date.

“Under current conditions, we believe this capital reduction program allows for financial flexibility and preservation of our longstanding dividend. As always, we will not sacrifice safety in our efforts to reduce costs across all our assets, as it remains a core value within Murphy,” stated Roger W. Jenkins, President and Chief Executive Officer.

The revised plan will be achieved through the following:

•	Delaying certain US Gulf of Mexico projects and development wells

•	Postponing spud timing of two operated exploration wells

•	Releasing operated rigs and frac crews in the Eagle Ford Shale, with no operated activity planned for the second half of 2020

•	Deferring well completions in the Tupper Montney

“We have persevered through multiple commodity price cycles in our 70 years of corporate history, and want to provide reassurance that we are focused on a strategy that protects the business, the balance sheet and our liquidity, while maintaining optionality for additional adjustments given the unstable environment. Murphy has an ample liquidity position as of year-end 2019 between its undrawn $1.6 billion senior unsecured credit facility due November 2023 plus cash on hand, along with other sources of liquidity arising in the normal course of business. Further, we have no debt maturities until June 2022,” said Jenkins.

ABOUT MURPHY OIL CORPORATION

As an independent oil and natural gas exploration and production company, Murphy Oil Corporation believes in providing energy that empowers people by doing right always, staying with it and thinking beyond possible. It challenges the norm, taps into its strong legacy and uses its foresight and financial discipline to deliver inspired energy solutions. Murphy sees a future where it is an industry leader who is positively impacting lives for the next 100 years and beyond. Additional information can be found on the company’s website at www.murphyoilcorp.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified through the inclusion of words such as “aim”, “anticipate”, “believe”, “drive”, “estimate”, “expect”, “expressed confidence”, “forecast”, “future”, “goal”, “guidance”, “intend”, “may”, “objective”, “outlook”, “plan”, “position”, “potential”, “project”, “seek”, “should”, “strategy”, “target”, “will” or variations of such words and other similar expressions. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement include, but are not limited to: increased volatility or deterioration in the success rate of our exploration programs or in our ability to maintain production rates and replace reserves; reduced customer demand for our products due to environmental, regulatory, technological or other reasons; adverse foreign exchange movements; political and regulatory instability in the markets where we do business; natural hazards impacting our operations; any other deterioration in our business, markets or prospects; any failure to obtain necessary regulatory approvals; any inability to service or refinance our outstanding debt or to access debt markets at acceptable prices; or adverse developments in the U.S. or global capital markets, credit markets or economies in general. For further discussion of factors that could cause one or more of these future events or results not to occur as implied by any forward-looking statement, see “Risk Factors” in our most recent Annual

Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) and any subsequent Quarterly Report on Form 10-Q or Current Report on Form 8-K that we file, available from the SEC’s website and from Murphy Oil Corporation’s website at http://ir.murphyoilcorp.com. Murphy Oil Corporation undertakes no duty to publicly update or revise any forward-looking statements.

Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Bryan Arciero, bryan_arciero@murphyoilcorp.com, 281-675-9339

Megan Larson, megan_larson@murphyoilcorp.com, 281-675-9470